Exhibit 99.1
Subject: Building on our strengths
yahoos —
first off, I want to thank you for the great job you’re doing staying focused on executing our priorities. there’s obviously been a lot of talk about yahoo! in recent days and we won’t let it distract us from pursuing our transformation strategy.
roy and I have communicated about the thorough review process our board is going through right now. the board is focused on maximizing the value of yahoo!’s tremendous assets for our shareholders. and it is going to take the time it needs to do it right.
as we’ve said, no decisions have been made about microsoft’s proposal. our board is thoughtfully evaluating a wide range of potential strategic alternatives in what is a complex and evolving landscape. and we’ve hired top advisors to assist through the process.
what’s become clear in the past few days is how much people care about this company. we’ve seen a strong show of support from our users, advertisers, and publishers, reminding us how much they love our products and services. and i’ve heard from many of you — and from other friends and colleagues from around silicon valley and across the globe — that we need to do what’s best for yahoo! and our shareholders. i promise you that the board is going to do that.
the microsoft interest highlights the tremendous strength of the yahoo! brand and assets: our half billion users around the world, our leading products and services, our open ad network, our technology, and most of all, our amazingly talented people.
we have a lot to be excited about and there’s more good news to come. yesterday we announced a digital music partnership with rhapsody and our acquisition of foxytunes, maker of the popular music toolbar plugin. today we launched zimbra 5.0, a next generation e-mail and collaboration suite that’s a great milestone in our open platform and starting point strategies. and stay tuned for exciting announcements next week at the mobile world congress.
as we look to build on the progress we’ve been making, i want to make sure you all realize how essential you are to yahoo!’s success. as this process moves forward, we’re going to keep you informed. your hard work and strong commitment are more important now than ever before.
jerry